                                                               Sub-Item 77Q1(a)

                              AMENDMENT NO. 1 TO
                                    BYLAWS
                  OF INVESCO VAN KAMPEN HIGH INCOME TRUST II

                      Adopted effective December 3, 2012

The Amended and Restated Bylaws of Invesco Van Kampen High Income Trust II (the "Trust"), adopted effective May 15, 2012, (the "Bylaws"), are hereby amended as follows:

   1. Invesco Van Kampen High Income Trust II is now named Invesco High Income Trust II.

   2. All references to Invesco Van Kampen High Income Trust II in the Bylaws are hereby deleted and replaced with Invesco High Income Trust II.